UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 2, 2022

Potbelly Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36104	36-4466837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 325 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 951-0600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PBPB	The NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On November 2, 2022, Potbelly Corporation (the “Company”) and Robert D. Wright, President and Chief Executive Officer of the Company, entered into an Employment Agreement Amendment (the “Amendment”) to the Executive Employment Agreement dated July 20, 2020 between the Company and Mr. Wright (the “Wright Employment Agreement”).

The Amendment (i) extends the term of the Wright Employment Agreement from July 20, 2023 to December 31, 2025, (ii) increases Mr. Wright’s annual base salary to an annual rate of $725,000 which such annual base salary shall be subject to an annual review beginning in calendar year 2024 and may be increased based on performance as determined in the discretion of the Board of Directors of the Company (the “Board”), (iii) entitles Mr. Wright to receive an annual bonus in an amount equal to 50% (threshold), 115% (target), or 200% (maximum) of Mr. Wright’s annual base salary based on performance against specific performance targets set by the Board, (iv) provides for an annual grant of restricted stock units with respect to shares with a value equal to $500,000 which shall vest in equal monthly installments (each a “Time-Based Vesting Date”) over three years (the “Time-Based Awards”), (v) provides for an annual grant of performance stock units with respect to shares with a value equal to $500,000 which shall vest pursuant to the Equity Plan (as defined in the Wright Employment Agreement) (the “Performance-Based Awards”) and (vi) provides for an annual grant of price performance stock units with respect to shares with a value equal to $500,000 which shall vest if the 45-day volume weighted average price of a share of common stock of the Company exceeds: (a) $8.00, (b) $10.00 and (c) $12.00 (individually, the “Price Performance Awards” and together with the Time-Based Awards and the Performance-Based Awards, the “Equity Awards”).

With respect to the Equity Awards, if Mr. Wright’s employment is terminated (a) prior to December 31, 2025 for any reason, the Time-Based Awards and Performance-Based Awards that have not vested will terminate and any unvested portion of Price Performance Awards will remain eligible to vest subject to the relevant terms and conditions for 90 days following the termination date or (b) after December 31, 2025 for any reason other than Cause (as defined in the Wright Employment Agreement), death or Disability (as defined in the Wright Employment Agreement) and Mr. Wright assists the Board with the transition of his position on a reasonable basis, all outstanding Time-Based Awards will continue to vest until fully vested and all outstanding Performance-Based Awards and Price Performance Awards will continue to vest subject to the relevant terms and conditions of the awards. Upon a Change in Control (as defined in the Wright Employment Agreement), all of the unvested Time-Base Awards will vest and all or some portion of the Performance-Based Awards and Price Performance Awards shall vest as set forth in the Amendment.

The Amendment provides that upon termination of Mr. Wright’s employment by the Company without Cause (as defined in the Wright Employment Agreement) or by Mr. Wright for Good Reason (as defined in the Amendment), Mr. Wright will be entitled to receive (i) annual base salary for one year, (ii) a lump sum payment of a prorated portion of his annual bonus, determined at the target level of performance for such year, (iii) medical continuation benefits, if Mr. Wright is entitled to and elects the benefits and (iv) vesting of certain Equity Awards as described above.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment which is filed as Exhibit 10.1 of this Current Report on Form 8-K and the Wright Employment Agreement which is filed as Exhibit 10.1 of the Current Report on Form 8-K filed on July 20, 2020.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement Amendment between Potbelly Corporation and Robert D. Wright, dated November 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTBELLY CORPORATION

By:	/s/ Steven Cirulis
Name:	Steven Cirulis
Title:	Senior Vice President, Chief Financial Officer and Chief Strategy Officer

Date: November 2, 2022